Exhibit 99.1

Bay Banks of Virginia Chief Executive Officer and Chief Financial Officer Code of Ethics

The Bank of Lancaster was established in 1930 with the commitment by its Founders to the bond they enjoyed with their friends, neighbors and the community. This bond dictated both the policies of the Bank and the conduct of its Officers. From the very beginning, the Bank of Lancaster family of Directors, Officers and Employees insisted on providing friendly, personal and professional service, being a safe harbor for savings and investments, and being a respected partner in the community in which it is pleased to serve. These same objectives exist today for Bay Banks of Virginia and its Directors and Officers; only today the Bay Banks of Virginia family includes a diverse and loyal base of stockholders. The Bay Banks of Virginia Mission Statement provides that “For our stockholders, it seeks long-term growth in the value of their investment and with an increasing flow of dividends.” The Directors, Officers and Employees understand that these worthy goals can only be accomplished through the protection of the trust and confidence that our stockholders currently have in our commitment to this journey.

For the Chief Executive Officer and the Chief Financial Officer, adherence to a Code of Ethics is anticipated not only for themselves, but, also, of all the members of the Bay Banks of Virginia family. To this end, the Chief Executive Officer and the Chief Financial Officer will:

•	Act with honesty and integrity in their professional and personal life, including avoiding conflicts of interest in professional and personal relationships.

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Actively participate in the financial and accounting activities of the Company to ensure accurate, complete, relevant, timely and understandable disclosure in reports the Company files with, or submits to Stockholders and regulatory and governmental bodies.

•	Manage diligently to ensure compliance with applicable governmental laws, rules and regulations.

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Create readily available and confidential lines of communication to promote prompt internal reporting to the appropriate person or persons of violations of this Code. Further, that the reporting of violations will come with no recrimination or prejudice as to the full and complete resolution of the reported incident.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

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Adhere to ethical standards to remain fully aware that the positions of Chief Executive Officer and Principal Financial Officer are accountable for adherence to this Code and for the continued trust that the Stockholders, Directors, Officers and Employees enjoy in this Company.